EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of the 11th day of November, 2002, between GREEN MOUNTAIN COFFEE, INC., a Delaware corporation ("Employer"), and ROBERT D. BRITT, an individual residing at 3 Adams Court, South Burlington, VT 05403 ("Executive"), is hereby amended and restated as follows:

W I T N E S S E T H:

WHEREAS, Employer wishes to provide for the employment of Executive as further provided below through January 25, 2003;

WHEREAS, Executive wishes to accept employment on the terms and conditions herein set forth during such term; and

WHEREAS, Executive and Employer wish to establish the terms under which the Executive will separate from the employ of Employer;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties agree as follows:

  Employment, Powers, Duties and Acceptance.
    Employer hereby agrees to employ Executive as Employer's Vice President of Finance, Treasurer and Secretary until the close of business November 23, 2002. From November 24, 2002 until the close of business January 25, 2003, Employer will employ Executive. Employee agrees to render services to Employer as Employer's Vice President of Finance, Treasurer and Secretary reporting directly to the Employer's Chief Financial Officer from the date of this Agreement until the close of business on November 23, 2002, and to render services as described below as an employee of Employer from November 24, 2002 until the close of business on January 25, 2003. On November 23, 2002, Executive will tender to Employer his written resignation as an officer and/or director or Green Mountain Coffee, Inc., Green Mountain Coffee Roasters, Inc., Green Mountain Coffee Roasters Franchising Corporation and Green Mountain Coffee Roasters Foundation, Inc. as well as his resignation from the Retirement Plan Committee. On January 25, 2003, Executive will tender to Employer his written resignation as an employee of Employer. Executive presents and warrants to Employer that he has full power and authority to enter into this Agreement and is not under any obligation of a contractual or other nature to any person, firm, or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by Executive of his obligations hereunder.
    As Vice President of Finance and Treasurer of Employer, Executive shall be responsible for investor relations, risk management and the treasury functions of Employer's business and assisting in the preparation of fiscal 2002 financial statements and will render such other services for Employer, consistent with Executive's status and experience, as may be mutually determined from time to time between Executive and the Chief Financial Officer or the Board of Directors of Employer.
    As an employee of Employer from November 24, 2002 until January 25, 2003, Executive will provide periodic services to Employer related to transition of responsibilities for Employer's financial matters, investor relations, risk management and treasury functions by telephone and/or electronic mail during normal business hours, not to exceed two hours per week, as mutually convenient to the parties.
    From the date of this Agreement through November 23, 2002, Executive shall be a full-time employee of Employer and shall devote all of his working time, best efforts and full skill and attention to Employer's business. During this period, Executive (i) shall not be engaged in any other business activity which conflicts with the duties of Executive hereunder or has a material adverse effect on Employer or its goodwill, whether or not such activity is pursued for gain, profit or other pecuniary advantage; and (ii) agrees to serve, without additional compensation, as an officer and/or director of Employer or any parent, subsidiary or affiliate of Employer through November 23, 2002. During the period from November 24, 2002 until January 25, 2003, Executive agrees to be available to Employer at times mutually convenient to the parties during normal business hours for periodic telephone and e-mail consultation not to exceed 2 hours per week.
    Executive's principal place of employment during the period from the date of execution of this Agreement through November 23, 2002, will be within the area of Waterbury, Vermont and environs, subject to reasonable travel requirements on behalf of Employer. During the period from November 24, 2002 until January 25, 2003, Executive may provide services remotely.
  Term

The term of Executive's employment (the "Employment Term") under this Agreement will commence as of the day hereof and shall continue until January 25, 2003 unless terminated by Executive's death or disability as further provided below, or if Employee is terminated for cause or resigns prior to January 25, 2003. As used in this Agreement, the term "for cause" shall mean and include any of the following events:

  Fraud, misappropriation or embezzlement by Executive involving Employer or any subsidiary or affiliate thereof;
  Conviction in any jurisdiction of Executive for any crime involving moral turpitude or which constitutes a felony;
  Willful engaging by Executive in conduct which has or could reasonably be expected to have a material adverse effect on Employer or any of its subsidiaries or affiliates; or
  Material breach by Executive of any representations, warranties, agreements or covenants made by Executive in this Agreement.
  Compensation

On condition that Executive shall perform each and every term and condition of this Agreement on his part to be kept or performed, Employer agrees to pay or cause to be paid to Executive, and Executive agrees to accept, during the Employment Term, compensation and benefits as follows:

  A salary at the rate of $153,303 per year ("Base Compensation"), payable in installments in accordance with Employer's standard payroll practices;
  Such Employer-paid employee benefits as Employer then makes available to full-time senior executive employees, provided Executive otherwise meets eligibility requirements therefore.
  Vacation with pay in accordance with Employer's standard policy with regard to vacation increases in effect for all full-time employees of Employer.
  Use and benefit of Employer funded equipment and other resources now used by Executive.
  Employer will reimburse Executive for all reasonable expenses paid or incurred by him on behalf of Employer in the course of his employment, but payment shall be made only against a signed, itemized list of such expenditures, utilizing procedures and general forms for that purpose established by Employer.
  Executive will be indemnified against any loss or claim to which he may become subject arising out of the performance of his employment services in accordance with the By-laws of Employer and Employer's then-current Directors' and Officers' Liability Insurance Policy.
  Vesting of previously granted stock options pursuant to existing Stock Option Agreements between Employer and Employee, subject to the terms and condition of such Stock Option Agreements.

4. Death or Disability

4.1 If Executive shall die or become disabled during the term hereof, the Employment Term will terminate as at that date. Executive's legal representatives or designated beneficiaries shall be entitled to receive Base Compensation and accrued vacation pay under Sections 3.A and 3.C, severance payments under Section 5.A, and continuation of paid health insurance coverage under Sections 3.B and 5.B.

4.2 In the event of the Disability of Executive, as herein defined, Executive shall be entitled to continue to receive payment of his compensation in accordance with the terms of Sections 3 and 5 during the continuance of his Disability, less payments to Executive under the Employer's short-term and/or long-term disability plans. Employer shall have the right, exercisable in its reasonable judgment, to make a determination of the Disability of Executive. The date of commencement of Executive's Disability shall be the date set forth in the notice given by Employer to Executive of a determination of Disability. The term "Disability" shall mean physical or mental illness or injury that would prevent Executive from performing duties for Employer substantially similar to those performed by the Executive during the Employment Term.

5. Severance.

Conditioned upon Executive's employment with Employer on January 25, 2003, other than due to death or disability, and execution of the Release of Employer as otherwise provided in this Agreement (or, in the event of Executive's death or disability, execution of a General Release by the representatives or executor of the estate of Executive on form and content acceptable to Employer), Employer will provide Executive upon termination of the Employment Term:

  For 16 consecutive months following the Employment Term, severance payments at the rate of $12,775 per month, the first payment to be made on or about February 7, 2003, subject to federal and state withholding requirements, such payments to be made in accordance with Employer's then current payroll practices;
  Employer shall continue to cover Executive under its health, hospitalization or other medical plan to the same extent and in the same manner, and subject to the same requirements as to contributions by Executive, as applicable generally to full-time executive officers of Employer in such plans. This obligation will expire upon the earlier to occur of 16 months from the end of the Employment Term or the date Executive commences employment with an entity providing health insurance coverage, even if such coverage is not as inclusive or is more expensive than available under Employer's benefit plan. The foregoing coverage shall not relieve Employer of its obligation to the extent provided by law to provide coverage under COBRA subsequent to the completion of the severance payments referenced in A above;
  Executive will receive the Employer's normal short-term and long-term disability coverage as provided to full-time executives of the Employer. This obligation will expire upon the earlier to occur of 16 months from the date of termination of the Employment Term or the date Executive commences employment with an entity providing disability coverage, even if such coverage is not as inclusive or is more expensive than available under Employer's benefit plan;
  Commencing December 1, 2002, career counseling and executive outplacement services for the next twelve consecutive months, or until Executive accepts other employment;
  Positive letters of recommendations in mutually acceptable form to prospective employers of Executive; provided, further, Employer upon request of prospective employers shall confirm Executive's dates of employment, positions held and salary received;
  As soon as practicable after termination of the Employment Term, Employer will direct its SEC counsel (Merritt & Merritt) to use its best efforts to cause the removal of restrictive legends from shares of Common Stock of Green Mountain Coffee, Inc. owned by Executive, subject to applicable law.
  Employer will deliver to Executive at his address as provided in this Agreement six (6) 10 oz. or six 12 oz bags of per month commencing with December 2002 and ending with November 2007.

6. Effects of Termination for Cause or Resignation of Executive

Termination of this Agreement by Employer for cause or by Executive by resignation of Executive prior to January 25, 2003 shall entitle Employer immediately to terminate the Employment Term, relieve Executive of all duties and offices, and shall be effective upon written notice thereof to Executive. In the event of termination of Executive's employment under this Agreement by Employer for cause or by Executive's resignation prior to January 25, 2003, Executive shall be entitled to no further compensation hereunder except Base Compensation and vacation pay pursuant to Section 3 that has accrued prior to such termination.

7. Confidentiality Agreement, Covenant Not to Compete or Hire Certain Employees

7.1 In view of the fact that Executive will be brought into close contact with many confidential affairs of Employer and its affiliates not readily available to the public, Executive agrees during the term of his employment under this Agreement and thereafter:

  Except as provided in the Separation Agreement, to keep secret and retain in the strictest confidence all information about business and financial matters (such as costs, profits and plans for future development, methods of operation and marketing concepts) of Employer and its affiliates; their employment policies and plans; and any other proprietary information relating to Employer and its affiliates, their operations, business and financial affairs, including (subject to applicable law) the terms of this Agreement and Separation Agreement (collectively, but excluding information known to Executive prior to his employment with Employer, the "confidential information") and, for such time as Employer or any of its affiliates is operating, not to disclose the confidential information to anyone not then an officer, director or authorized employee of Employer or any of its affiliates, either during or after the termination of Executive's employment with Employer; and
  to deliver to Employer within ten days after termination of his services to Employer or at any time Employer may so request, all memoranda, notes, records, reports and other documents, electronic or otherwise, containing confidential information relating to Employer's or any of its affiliates' business, financial affairs or operations and all property associated herewith, which he may then possess or have under his control.
  The term "confidential information" does not apply to information that can be shown to have been in the public domain through no fault of Executive.

7.2 In consideration of the compensation payable to Executive hereunder, including without limitation, Base Compensation and the severance payments and benefits provided under Section 5, Executive agrees that during the "Non-Compete Period", without Employer's written consent (which may be withheld for any reason or for no reason in Employer's sole discretion), Executive shall not do anything materially adverse to the interests of Employer, and shall not, directly or indirectly himself or by or through a family member or otherwise, alone or as a member of a partnership or joint venture, or as a principal, officer, director, consultant, employee or stockholder of any other entity, compete with Employer or be engaged in or connected with any business competitive with that of Employer or any affiliate, parent or subsidiary thereof, provided however, that Executive may own as a passive investment not more than one percent (1%) of the securities of any publicly held corporation that may engage in a business competitive with that of Employer or any affiliate thereof. For purposes of this Section 7.2, the "Non-Compete Period" means (i) such time as Executive is employed by Employer; and (ii) if Executive's employment is terminated by (A) Employer for cause or (B) by reason of Executive's voluntary resignation prior to January 25, 2003, the sixteen (16) month period following such termination; or (iii) the sixteen (16) month period in which severance payments are made.

7.3 Executive shall not at any time during the term of this Agreement or the sixteen month period following the termination of his employment with Employer for any reason whatsoever ("the Restricted Period"), without prior written approval of Employer (i) employ any individual who was employed by Employer or any affiliate thereof at any time during the Restricted Period or (ii) in any material aspect cause, influence, or participate in the employment of any such individual by anyone else in any business that is competitive with any of the businesses engaged in by Employer or any affiliate, parent or subsidiary.

7.4 Executive shall not at any time during the Restricted Period or directly or indirectly (i) persuade or attempt to persuade any material customer or supplier of Employer or any affiliate thereof to cease doing business with Employer or any affiliate thereof or to reduce the amount of business it does with Employer or any affiliate thereof or (ii) solicit for himself or any person the coffee and coffee-related sales of any individual or business which was a material customer or supplier of Employer or any affiliate thereof at any time during the one-year period immediately preceding such termination. For purposes of this Agreement, a "material" customer or supplier is a customer or supplier doing business in excess of $35,000 per year with Employer.

7.5 Employee will not during the term of his employment or thereafter disparage Employer, its affiliates, parent or subsidiaries, its officers, employees or Board of Directors. Employer will not disparage Employee.

7.6 It is agreed that Executive's obligations pursuant to this Section 7 are unique and that any breach or threatened breach by Executive of any of the foregoing provisions of this Section 7 cannot be remedied solely by damages. In the event of a breach or a threatened breach by Executive of any of the provisions of this Section 7, Employer shall be entitled to injunctive relief restraining Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach without posting a bond or further proof of irreparable harm. Nothing herein, however, shall be construed as prohibiting Employer from pursuing any other remedies available by law or in equity, for such breach or threatened breach including the recovery of damages and the immediate termination of Executive. Executive acknowledges that the restrictions, prohibitions and obligations of this section are reasonable and necessary for the protection of Employer and its business interests. Executive is willing to enter into these obligations and restrictions on future activity to provide Employer with what Executive considers necessary for the protection of Employer's legitimate business interests. Executive covenants that he will not challenge the enforceability nor raise any equitable defense to Employer's enforcement of this Section 7. Employer agrees that its obligations pursuant to Sections 5E and 7.5 are unique and that any breach or threatened breach by Employer of such provisions cannot be remedied solely by damages. In the event of a breach or threatened breach by Employer of such provisions Employee shall be entitled to seek injunctive relief and/or specific performance. Nothing herein, however shall be construed as prohibiting Employee from pursuing any other remedies available by law or in equity, for such breach or threatened breach including the recovery of damages. The provisions of this Section 7 shall survive termination of the Employment Term and this Agreement for any reason.

8. Execution of General and Special Release and Waiver of Claims.

Provision by Employer of any and all severance payments and benefits pursuant to Section 5 of this Agreement are specifically conditioned on employment of Executive by Employer on January 25, 2003, unless due to death or disability of Executive, and the delivery by Executive on or before January 25, 2003 of a signed release and waiver of known and unknown claims related to Executive's employment and termination of employment in form attached to and made a part of this Agreement as Exhibit A, which release is not revoked, or in the event of the death or disability of Executive, delivery by the representatives or executors of the estate of Executive on or before January 25, 2003 of a signed release and waiver of known and unknown claims related to Executive's employment and termination of employment acceptable in form and content to Employer. In the event Executive revokes the release, Executive will immediately repay to Employer all sums paid pursuant Section 5 to or on behalf of Executive, and Employer will have no further obligation to Executive, his heirs, beneficiaries, representative or executors of the estate of Executive under this Agreement other than as required by COBRA and other applicable law.

9. Miscellaneous.

9.1 Relationship of Parties. The relationship of the parties is one of employer/employee only. Neither Executive nor Employer shall be or become liable or bound by any representation, act or omission whatsoever of the other made contrary to the provisions of this Agreement.

9.2 Assignment. Neither this Agreement nor any rights to any payments hereunder may be assigned or transferred by Executive, but in the event of Executive's death, it shall be binding upon and inure to the benefit of his heirs and distributees and his executors, administrators and personal representatives. This Agreement is binding on the successors and assigns of Employer.

9.3 Notices. All notices and communications hereunder shall be in writing and be given by hand or by registered or certified mail, postage and registration or certification fees prepaid, and shall be deemed given when so mailed or delivered personally as follows:

If to Employer:

Green Mountain Coffee, Inc.

33 Coffee Lane

Waterbury, VT 05676

Attn: Mr. Robert P. Stiller

If to Executive:

Mr. Robert D. Britt

3 Adams Court

South Burlington, VT 05403

The foregoing addresses may be changed by notice given in the manner set forth in this section.

9.4 Entire Agreement. This Agreement, including the Release attached to and made a part of this Agreement as Exhibit A, contains the entire understanding of the parties hereto with respect to the employment of Executive by Employer during the term hereof, and the provisions hereof may not be altered, amended, waived, terminated, or discharged in any way whatsoever except by subsequent written agreement executed by the party charged therewith. This Agreement supercedes all prior employment agreements, letters, understandings and arrangements between Executive and Employer pertaining to the terms of the employment and/or separation from employment of Executive by Employer, including without limitation, the employment agreement which was executed by Employer and Executive on September 13, 2001. Executive acknowledges he has not relied on any other oral or written representations or agreements of any kind other than as expressly set forth in this Agreement.

9.5 Waiver. A waiver by either of the parties of any of the terms or conditions of this Agreement, or of any breach hereof, shall not be deemed a waiver of such terms and conditions for the future or of any other term or condition hereof, or of any subsequent breach hereof.

9.6 Enforcement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the generality of the foregoing sentence (i) if any of the covenants contained in Section 7 hereof are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the covenant or covenants or the enforceability in any other jurisdiction, which shall be given full effect, without regard to the invalid portions or the unenforceability in such other jurisdictions and (ii) if any of the covenants contained in Section 7 hereof are held to be unenforceable because of the scope or duration thereof, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and, in its reduced form, said provision shall be enforceable; provided, however, that such court's determination shall not affect the enforceability of Section 7 hereof in any other jurisdiction.

9.7 Mandatory Deductions. Employer shall have the right to deduct and withhold from Executive's compensation the amounts required to be deducted and withheld by Employer pursuant to any present or future law. In the event that Employer makes any payments or incurs any charges for Executive's account or Executive incurs any personal charges with Employer, Employer shall have the right and Executive hereby authorizes Employer to recoup such payments or charges by deducting and withholding the aggregate amount from any compensation otherwise payable to Executive.

9.8 Governing Law. This Agreement shall be construed and interpreted under the laws of the State of Vermont applicable to contracts to be performed entirely therein. The parties consent to the exclusive jurisdiction and venue of the state and federal courts located in Burlington, Vermont for the resolution of any claim or action arising out of or in connection with this Agreement. The parties agree not to contest venue as appropriate in Burlington, Vermont, and waive right to trial by jury.

9.9 Captions. The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of references and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement.

9.10 Review. Executive has carefully reviewed the provisions of this Agreement in its entirety with counsel of his choice. Executive fully understands this Agreement, the nature of his obligations under this Agreement, and signs this Agreement voluntarily.

9.11 Attorneys' Fees. In the event either party is required to enforce its rights pursuant to this Agreement, the prevailing party, in addition to all other remedies, shall be entitled to its reasonable costs of suit, including reasonable attorneys' fees and costs.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date first above written.

GREEN MOUNTAIN COFFEE, INC.

By: s/ Robert P. Stiller________________
Robert P. Stiller

President and Chief Executive Officer

s/ Robert D. Britt_____________________
Robert D. Britt